Exhibit 10.1

OMNIBUS AMENDMENT AGREEMENT

THIS OMNIBUS AMENDMENT AGREEMENT (this “Amendment”) is made as of January 16, 2003, by and among General Mills, Inc., a Delaware corporation (“General Mills”), The Pillsbury Company, a Delaware corporation (“Pillsbury” and, together with General Mills, the “Sellers” and each, a “Seller”), International Multifoods Corporation, a Delaware corporation (“Buyer”), and Sebesta Blomberg & Associates, Inc. (“Trustee”).  Unless otherwise specified, capitalized terms herein shall have the respective meanings ascribed to them in the Asset Sale Agreement (as herein defined).

WITNESSETH:

WHEREAS, Sellers and Buyer are the parties to that certain Amended and Restated Asset Purchase and Sale Agreement, dated as of October 24, 2001, as amended by that certain Closing Agreement dated as of November 13, 2001 (the “Asset Sale Agreement”).

WHEREAS, General Mills and Buyer are parties to the Co-Pack Agreement, the Conversion Plan Agreement and the Transition Services Agreement, each dated as of November 13, 2001, and that certain Hold Separate Agreement, dated as of October 29, 2001 (the “Hold Separate Agreement”).

WHEREAS, General Mills, Buyer and the Trustee are parties to that certain Trust Agreement, dated as of November 7, 2001 (the “Trust Agreement”).

WHEREAS, General Mills, Buyer, Pillsbury and the Trustee (to the extent they are parties thereto) desire to amend each of the foregoing agreements as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Amendment of Asset Sale Agreement.

(a)                                  Definition of Conversion Date and Definition of Deferred Amount.  The definition of “Conversion Date” in Section 1.1 of the Asset Sale Agreement is hereby amended to read in its entirety as follows and the definition of “Deferred Amount” in Section 1.1 of the Asset Sale Agreement is hereby deleted:

““Conversion Date” shall be the same date as the Toledo Plant Closing Date.”

(b)                                 Definition of Excluded Taxes.  In the definition of “Excluded Taxes” in Section 1.1 of the Asset Sale Agreement, clauses (5) and (6) thereof are hereby deleted and replaced with the following:

“(5) any Taxes attributable to each Other Business, the Other Business Inventory or the Other Assets for any Tax period (or portion thereof) ending on or before the Closing Date, (6) any Taxes attributable to the Toledo Plant for any Tax period (or portion thereof) ending on or before the Toledo Plant Closing Date and (7) any Taxes attributable to the RTS Certification Date Inventory for any Tax period (or portion thereof) ending on or before the RTS Certification Date; provided, however, that Excluded Taxes shall not include, and Sellers shall not be responsible for, (A) any Taxes which are passed through to Buyer or any of its Affiliates (or for which Buyer or any of its Affiliates are otherwise responsible) under the Co-Pack Agreement or any of the Collateral Agreements or any lease or any similar agreement between or among Buyer, any of the Sellers or any of their respective Affiliates, (B) any Taxes attributable to actions, other than in the ordinary course of business, taken by Buyer on the Closing Date after the Closing to the extent such actions cause the amount of Taxes for the Pre-Closing Tax Period to exceed the amount of Taxes that would otherwise be payable for such Pre-Closing Tax Period in the absence of such actions by Buyer and (C) Transfer Taxes (except as provided in Section 7.3)”

(c)                                  Definition of Relevant Date.  In the definition of “Relevant Date” in Section 1.1 of the Asset Sale Agreement, the following is hereby added immediately before the period therein:

“and (c) in the case of the RTS Certification Date Inventory, “Relevant Date” shall mean the RTS Certification Date”

(d)                                 Addition of Definition of RTS Certification Date, etc.  The following text is hereby inserted into Section 1.1 of the Asset Sale Agreement between the definitions of “Robin Hood Products” and “Seller’s Knowledge”:

““RTS Certification Date” shall have the meaning assigned thereto in the Conversion Plan Agreement.

“RTS Certification Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the RTS Certification Date by Morgan Guaranty Trust Company of New York.

“RTS Certification Date Inventory” shall have the meaning assigned thereto in Section 2.10A.”

(e)                                  Definition of Special Inventory.  The definition of “Special Inventory” in Section 1.1 of the Asset Sale Agreement is hereby amended by adding the following text immediately after the reference therein to “the Conversion Date Inventory”:

“, the RTS Certification Date Inventory”

(f)                                    Definition of Straddle Period.  In the definition of “Straddle Period” in Section 1.1 of the Asset Sale Agreement, clause (5) thereof and the reference to “and” immediately preceding such clause are hereby deleted and replaced with the following:

“, (5) in the case of the RTS Certification Date Inventory, any complete Tax period that includes but does not end on the RTS Certification Date and (6) otherwise, any complete Tax period that includes but does not end on the Closing Date.”

(g)                                 Addition of Definition of Toledo Cut Off Date, etc.  The following text is hereby inserted into Section 1.1 of the Asset Sale Agreement between the definitions of “Title Commitment” and “Toledo Employees”:

““Toledo Cut Off Date” shall mean March 3, 2003 or such other date as the parties may designate by mutual agreement.  Notwithstanding any other provision of this Agreement, each reference in this Agreement to the Conversion Date, to the extent such reference would, but for the second sentence of the definition of Toledo Cut Off Date Inventory, relate to the Conversion Date Inventory, shall be deemed to be a reference to the Toledo Cut Off Date.

“Toledo Cut Off Date Inventory” shall have the meaning assigned thereto in Section 2.10(a).  Notwithstanding any other provision of this Agreement, each reference in this Agreement to the Conversion Date Inventory shall be deemed to be a reference to the Toledo Cut Off Date Inventory.

“Toledo Cut Off Date Inventory Statement” shall have the meaning assigned thereto in Section 2.10(a).  Notwithstanding any other provision of this Agreement, each reference in this Agreement to the Conversion Date Inventory Statement shall be deemed to be a reference to the Toledo Cut Off Date Inventory Statement.

“Toledo Cut Off Date Payment” shall have the meaning assigned thereto in Section 2.10(e).  Notwithstanding any other provision of this Agreement, each reference in this Agreement to the Conversion Date Payment shall be deemed to be a reference to the Toledo Cut Off Date Payment.”

(h)                                 Amendment of Section 2.5(i).  Section 2.5(i) of the Asset Sale Agreement is hereby amended by deleting (x) the reference to “or the Conversion Date Inventory Statement” and replacing it with “, the Toledo Cut Off Date Inventory Statement” or the RTS Certification Date Inventory Statement and (y) the reference to “a Conversion Date Payment pursuant to Section 2.10” and replacing it with “a Toledo Cut Off Date Payment pursuant to Section 2.10 or a RTS Certification Date Payment pursuant to Section 2.10A”.

(i)                                     Amendment of Section 2.10.  Section 2.10 of the Asset Sale Agreement is hereby amended to read in its entirety as set forth on Exhibit 1 hereto.

(j)                                     Addition of Section 2.10A.  A new Section 2.10A is hereby added to the Asset Sale Agreement as set forth on Exhibit 2 attached hereto.

(k)                                  Amendment of Section 3.5.  References in the last sentence of Section 3.5 of the Asset Sale Agreement to the Conversion Date Inventory shall be deemed to be references to the RTS Certification Date Inventory as well as the Toledo Cut Off Date Inventory.

(l)                                     Amendment of Section 3.8.  Section 3.8 of the Asset Sale Agreement is hereby amended to read in its entirety as follows:

“3.8                         Inventory.  At the Closing, the Toledo Cut Off Date or the RTS Certification Date, as applicable, the Inventory, the Other Business Inventory, the Toledo

Cut Off Date Inventory and the RTS Certification Date Inventory, respectively, will (A) be current, non-obsolete, neither damaged nor defective, saleable in the ordinary course and merchantable and fit for the purpose for which it was procured or manufactured, and (B) meet applicable manufacturing specifications and be suitable for use in the Business or each Other Business, as applicable.  Without limiting the foregoing, at such dates, none of the Inventory, the Other Business Inventory, the Toledo Cut Off Date Inventory or the RTS Certification Date Inventory will be defective, infested, adulterated or otherwise misbranded (within the meaning of the Food, Drug and Cosmetics Act or within the meaning of any other applicable food and drug Law), improperly packed or stored or physically damaged, bear product expiration code dates on or prior to the Closing Date, the Toledo Cut Off Date or the RTS Certification Date, as applicable, or on or prior to the date such Inventory, Other Business Inventory, Toledo Cut Off Date Inventory or RTS Certification Date Inventory is expected to be sold or used in the ordinary course of business or constitute articles which may not, under the provisions of the Food, Drug and Cosmetics Act, be introduced into interstate commerce.  At the Closing, the Inventory will be at levels sufficient for Buyer to conduct the Business in the ordinary course consistent with past practice, taking into account the arrangements under this Agreement and the Collateral Agreements, including the Co-Pack Agreement.  Since January 1, 1999, such Seller has purchased Inventory in the ordinary course and in all material respects consistent with such Seller’s past practices.”

(m)                               Amendment of Section 5.1.  The text of Section 5.1 of the Asset Sale Agreement appearing before the words “provided, that” is hereby amended to read in its entirety as follows:

“From the date of this Agreement and through the Closing or, in the case of access to the Toledo Plant, through the Toledo Plant Closing Date, or, in the case of access to the portions of the Tennessee Plant related to the production of dry mix products, through January 17, 2003, or, in the case of access to the portions of the Tennessee Plant related to the production of ready-to-spread frosting products, through the RTS Certification Date, such Seller will grant to, or cause to be granted to, Buyer and its representatives, employees, counsel, accountants and prospective lenders reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of such Seller relating primarily to the Business and the Assets and the transition of the Business and Other Businesses and the Assets and the Other Assets to Buyer;”

(n)                                 Amendment of Sections 8.4(a) and (b).  Sections 8.4(a) and (b) of the Asset Sale Agreement are hereby amended to read in their entirety as set forth on Exhibit 3 hereto.

(o)                                 Amendment of Section 9.3(vi).  Clause (vi) of Section 9.3 of the Asset Sale Agreement is hereby amended to read in its entirety as follows:

“(vi) without limiting the generality of the foregoing, any liability, obligation or commitment resulting from the ownership, operation or condition (w) of the Business, the Assets (not including the Toledo Plant Assets) or Windmill following the Closing, (x) of each Other Business, the Other Business Inventory or the Other Assets following the Closing Date, (y) of the Toledo Cut Off Date Inventory following the Toledo Cut Off Date, (z) of the RTS Certification Date Inventory following the RTS Certification Date or (ww) of the Toledo Plant Assets (including in respect of any Hazardous Materials located in, on, under or about the Toledo Plant after the Toledo Plant Closing Date, except to the extent the related liability, obligation or commitment is covered by Sellers’ indemnification obligation set forth in Section 9.2) following the Toledo Plant Closing Date (or on the Toledo Plant Closing Date to the extent arising from Buyer’s operation on the Toledo Plant Closing Date), in each case other than Excluded Liabilities (except for Excluded Environmental Liabilities in respect of which Sellers are not obligated to indemnify Buyer pursuant to Section 9.2) or other obligations which Sellers have expressly agreed to pay pursuant to this Agreement or the Collateral Agreements; provided, however, that with respect to any such liability, obligation or commitment that would not have resulted but for a breach of either Seller’s representations, warranties, covenants or agreements contained herein that is covered by Sellers’ indemnification obligations under Section 9.2, Buyer’s indemnification obligations under this clause (vi) shall not apply to the extent of (but only to the extent of) the indemnification obligations of Sellers for such breach pursuant to Section 9.2.

(p)                                 Amendment of Schedule 2.3(f)(ii).  Item 3 of Schedule 2.3(f)(ii) to the Asset Sale Agreement is hereby amended to read in its entirety as follows:

“3.                                 Air Liquide America Corporation Bulk Product Agreement dated August 1, 2001, between General Mills Operations, Inc. and Air Liquide America Corporation, as supplemented by letters dated January 28, 2002 and April 29, 2002.”

(q)                                 Amendment of Schedule 2.4.  Clause (b) in the last paragraph of Schedule 2.4 to the Asset Sale Agreement is hereby amended to read in its entirety as follows:

“(b) included in the definition of Assets in Section 2.3 of the Asset Purchase and Sale Agreement (including the Schedules thereto, but excluding Schedule 2.3(l) thereof) or the definition in the Asset Purchase and Sale Agreement of any Other Assets, Other Business Inventory, RTS Certification Date Inventory or Toledo Cut Off Date Inventory or”

(r)                                    Amendment of Schedule 2.9(a).  The following text is hereby inserted in Schedule 2.9(a) to the Asset Sale Agreement immediately after the reference to “the Closing Inventory Statement,” and the reference to “Conversion Date Inventory Statement” therein is hereby deleted:

“RTS Certification Date Inventory Statement, the Toledo Cut Off Date Inventory Statement”

(s)                                  Amendment of Schedule 3.5.  Item 44 of Schedule 3.5 to the Asset Sale Agreement is hereby amended to read in its entirety as follows:

“44.                           Air Liquide America Corporation Bulk Product Agreement dated August 1, 2001, between General Mills Operations, Inc. and Air Liquide America Corporation, as supplemented by letters dated January 28, 2002 and April 29, 2002.”

(t)                                    Amendment of Section 7.3(c).  Section 7.3(c) of the Asset Sale Agreement is hereby amended to add the following at the end of the first sentence thereof:

“and (iii) all Returns with respect to Taxes attributable to the RTS Certification Date Inventory required to be filed (taking into account extensions therefor) prior to the RTS Certification Date”

2.                                       Co-Pack Agreement.

(a)                                  Addition of Section 1(h).  A new Section 1(h) is hereby added to the Co-Pack Agreement as follows:

“(h)                           Notwithstanding Section 1(g) above, Seller shall cause the Third-Party Co-Packer to (x) deliver to the Toledo Plant, promptly after January 17, 2003, all dedicated raw material, packaging and work-in-process inventory and finished goods, if any, (except such inventory in the nature of, or primarily related to, ready-to-spread frosting) held by General Mills at the Tennessee Plant as of January 17, 2003, for use of the Business and (y) supervise and control the production of dry mix Products for Buyer pursuant to this Agreement at the Toledo Plant from January 17, 2003 through the Toledo Plant Closing; provided, that notwithstanding such delivery and supervision and control by the Third-Party Co-Packer, Seller shall remain fully liable for the fulfillment of all of its obligations hereunder.  Notwithstanding any other provision of this Agreement, from and after the Toledo Plant Closing, the Toledo Plant shall cease to be a “Plant” hereunder and Seller and the Third-Party Co-Packer shall have no further right of access to the Toledo Plant (except to the extent set forth in the Conversion Plan Agreement with respect to Seller).”

(b)                                 Amendment of Section 2(a).  The following text is hereby added to the end of Section 2(a) of the Co-Pack Agreement:

“Notwithstanding any other provision of this Agreement, the license granted pursuant to this Section 2(a) and Seller’s and Buyer’s obligations under Section 2(b) shall terminate with respect to Equipment located at the Toledo Plant on or after the Toledo Plant Closing Date.”

(c)                                  Amendment of Section 2(c).  The definition of Co-Pack Know-How in Section 2(c) of the Co-Pack Agreement is hereby amended by adding the following immediately before the period at the end thereof:  “provided, that for purposes of this definition of “Co-Pack Know-How”, the term Products shall be deemed to exclude all dry mix Products from and after the Toledo Plant Closing Date (as that term is defined in the Asset Purchase Agreement).”  Further the definition of Co-Pack Product is hereby amended to read in its entirety as follows:

““Co-Pack Product” shall mean a Product (as that term is defined in the Co-Pack Agreement) which is a Covered Product; provided, that from and after the Toledo Plant Closing Date (as that term is defined in the Asset Purchase Agreement), the term Co-Pack Product shall not include any dry mix Products.”

(d)                                 Amendment of Section 6.  Section 6 of the Co-Pack Agreement is hereby amended to read in its entirety as follows:

“6.                                 Term.  The term of this Agreement shall be deemed to have commenced as of the date of this Agreement and shall continue through the RTS Certification Date (the “Termination Date”); provided, however, that Seller’s obligation to produce and Buyer’s obligation to purchase Other Products shall commence as of the date of this Agreement and terminate sixty (60) days from the date thereof, and Seller’s obligation to produce and Buyer’s obligation to purchase dry mix Products shall commence as of the date of this Agreement and terminate on January 17, 2003 (with respect to any such Products at the Tennessee Plant) and on the Toledo Plant Closing Date (with respect to any such Products at the Toledo Plant).”

3.                                       Conversion Plan Agreement.

(a)                                  Amendment of Section 1.1.  The reference in Section 1.1 of the Conversion Plan Agreement to “a new Jones model PK4000 “Pouch King” line” is hereby replaced in its entirety with the following:  “a bag-in-a-box system with two twin filler/baggers and a new Bepex/SSOE processing system (the “Bag-in-Box System”)”.  Further, clause (y) of such Section 1.1 is hereby amended to read in its entirety as follows:  “(y) to install, or cause to be installed, two Ready to Spread (“RTS”) lines (the “RTS Lines”), to be custom-designed by a third party, at the Toledo Plant (as more fully described in Section 1.2.7 hereof, Schedule 1.2.7 hereto and Schedule 1.4 hereto), and”.  Further, clause (z) of such Section 1.1 is hereby amended by replacing each reference in such clause to “the Conversion Date” with a reference to “the RTS Certification Date” and by replacing each reference to “60” to “10” and by replacing the words after the reference to “provided that” with “Seller, at Buyer’s request, shall engage a third party to remove any Old RTS Lines from the Tennessee Plant for Buyer, at Buyer’s sole cost and expense (subject to Buyer’s prior consent as to the third party and such cost and expense, which consent shall not be unreasonably withheld or delayed), which cost and expense Buyer shall reimburse promptly to Seller upon receipt by Buyer from Seller of notice of the amount of such cost and expense”.  Further, clause (iii) in such Section 1.1 is hereby amended to read in its entirety as follows: “(iii) the Trustee and the Third-Party Co-Packer shall have control and supervision of access to the Tennessee Plant and shall release such control and supervision to Seller on January 17, 2003 (in the case of the portions of the Tennessee Plant other than the portions related to the production of ready-to-spread products) and on the RTS Certification Date (in the case of the portions of the Tennessee Plant related to production of ready-to-spread products).”

(b)                                 Amendment of Section 1.2.1.  The following sentence is hereby added to the end of Section 1.2.1 of the Conversion Plan Agreement:

“The Conversion Plan shall be modified promptly in accordance with the procedures set forth in this Section 1.2.1 as may be necessary or advisable as a result of the amendments to this Agreement effectuated by that certain Omnibus Amendment Agreement dated as of January 16, 2003 among Buyer, Seller, Pillsbury and the Trustee (the “Omnibus Amendment”).”

(c)                                  Amendment of Section 1.2.2.  In Section 1.2.2 of the Conversion Plan Agreement, the reference therein to “the Conversion Date” is hereby replaced with a reference to “the RTS Certification Date”.

(d)                                 Addition of Section 1.2.6.  A new Section 1.2.6 is hereby added to the Conversion Plan Agreement as follows:

“1.2.6                  General Mills Access to Toledo Plant.  Notwithstanding any other provision of this Agreement, from and after the Toledo Plant Closing Date, none of General Mills or its employees, agents or representatives shall have access to the Toledo Plant or any part thereof, except (i) to the extent specifically requested by the Trustee in connection with the Certification, and (ii) as is otherwise necessary in connection with the Certification; provided, that (w) subject to Section 1.2.7, such access does not unreasonably interfere with the normal operations of the Toledo Plant as operated by Buyer, (x) General Mills complies with, and causes its employees, agents and representatives to comply with, any policies of Buyer with respect to plant visits, (y) except to the extent necessary to the development or implementation of the Conversion Plan, in no event shall General Mills or any of its employees, agents or representatives be permitted access to the portions of the Toledo Plant used for the production, processing, packaging, material handling or warehousing of products other than RTS products, and (z) General Mills and its employees, agents and representatives shall not damage the Toledo Plant or any equipment therein, and General Mills shall repair, or cause to be repaired, any material damage to the Toledo Plant or such equipment caused by General Mills or its employees, agents or representatives; provided, however, that Buyer hereby releases and remises General Mills and all such parties of and from any liability and the obligation pursuant to this sentence to repair the Toledo Plant to the extent coverable by fire and extended coverage insurance.”

(e)                                  Addition of Section 1.2.7.  A new Section 1.2.7 is hereby added to the Conversion Plan Agreement as follows:

“1.2.7                  RTS Line Installation and Certification.  The parties agree that the RTS Lines shall be built and installed under the supervision of the Trustee in accordance with the specifications set forth in Schedule 1.2.7, which Schedule also identifies the responsibility as between the parties for the costs associated with such building and installation.  The parties further agree that from and after the Toledo Plant Closing Date, the parties and the Trustee shall in good faith attempt to achieve the Certification on or before April 15, 2003 and the achievement of such Certification by such date shall be given priority at the Toledo Plant during such period; provided, that Buyer may, as reasonably necessary, give priority to Buyer’s dry mix operations at the Toledo Plant and the installation and start-up of Buyer’s SAP project and related distribution center operations at the Toledo Plant in the event that matters relating to the RTS Lines materially conflict therewith; provided, further, that prior to the installation phase of the RTS Lines installation as described in Schedule 1.2.7, the RTS Lines shall be engaged in the production of chocolate products, particulates products, the remaining products to be quality certified, other products as needed to gain experience and weight studies to determine the process capability of the “filler system” at the reduced rate of 150 tubs per minute.”

(f)                                    Addition of Section 1.2.8.  A new Section 1.2.8 is hereby added to the Conversion Plan Agreement as follows:

“1.2.8                  Pre-Toledo Cut Off Date Make Whole.  Notwithstanding any other provision of this Agreement, the Asset Sale Agreement or any other Collateral Agreement, (i) Buyer shall pay to General Mills, for each Product produced by Buyer at the Toledo Plant from the Toledo Plant Closing Date through the Toledo Cut Off Date, the rate that would have been payable by Buyer to General Mills pursuant to Section 4(a) of the Co-Pack Agreement had such Product been produced pursuant to the Co-Pack Agreement, (ii) General Mills shall reimburse Buyer for all actual costs (which costs are of a nature consistent with the costs incurred by General Mills or its Affiliates prior to the Toledo Plant Closing Date in the ordinary course of business) paid (or to be paid) by Buyer to produce Products at the Toledo Plant from the Toledo Plant Closing Date through the Toledo Cut Off Date, including personnel compensation and benefit expenses and building depreciation, insurance costs and property Taxes with respect to the Toledo Plant; provided, that for purposes of this Section 1.2.8, such building depreciation, insurance costs and property Taxes with respect to the Toledo Plant for the period from the Toledo Plant Closing Date through the Toledo Cut Off Date shall be deemed to be equal to the annual amount of building depreciation, insurance costs and property Taxes, respectively, with respect to the Tennessee Plant used in determining the rates payable for Products pursuant to Section 4(a) of the Co-Pack Agreement multiplied by a fraction, the numerator of which is the number of days in the period from the Toledo Plant Closing Date through the Toledo Cut Off Date and the denominator of which is 365; provided, however, that General Mills shall not be responsible for unusual, extraordinary or incremental expenses at the dry mix portions of the Toledo Plant arising by reason of fire, flood, strikes, lock-outs, labor troubles, new governmental laws or regulations, riots, insurrection, war or other reasons of a like nature, and (iii) General Mills shall be responsible for paying, when and as they become due, and shall in no event charge Buyer for, any costs not included in clause (i) above that are incurred to produce Products at the Toledo Plant from the Toledo Plant Closing Date through the Toledo Cut Off Date, including costs of raw material and packaging (subject to Buyer’s obligation to purchase Toledo Cut Off Date Inventory).  Promptly after the Toledo Cut Off Date, Buyer shall deliver a statement to General Mills setting forth in reasonable detail the reimbursable costs referred to above in clause (ii), the Products produced at the Toledo Plant during the period covered by such statement and the amount that would have been payable for such Products pursuant to Section 4(a) of the Co-Pack Agreement.  General Mills shall promptly pay to Buyer the amount of such reimbursable costs set forth in such statement, and Buyer shall promptly pay to General Mills the amount that would have been payable for such Products pursuant to Section 4(a) of the Co-Pack Agreement as set forth in such statement; provided, that in the event that Buyer produces fewer than 200,000 cases of dry mix Products during the period from the Toledo Plant Closing Date through the Toledo Cut Off Date, Buyer shall, in addition to the foregoing amount payable by Buyer, pay to General Mills an amount equal to the product of (x) $1.27 multiplied by (y) the number that results from taking 200,000 and subtracting therefrom the number of cases of dry mix Products produced by Buyer at the Toledo Plant from the Toledo Plant Closing Date through the Toledo Cut Off Date; provided, further, that the parties may agree that all amounts due under this Section 1.2.8 may be offset as appropriate against each other so that only one such net payment need be made.  General Mills shall have the right, upon reasonable written notice and at its own expense, to review the applicable books and records of Buyer with respect to such statement and to confer with employees of Buyer to review the accuracy of any of such statement (in each case during business hours and without unreasonably disrupting Buyer’s normal operations).  In the event that General Mills disputes such amount payable by Buyer or General Mills, General Mills shall notify Buyer in writing of its objections, and Buyer and General Mills shall negotiate in good faith to attempt to resolve such dispute.”

(g)                                 Addition of Section 1.2.9.  A new Section 1.2.9 is hereby added to the Conversion Plan Agreement as follows:

“1.2.9                  Pre-RTS Certification Date Make Whole.  Notwithstanding any other provision of this Agreement, the Asset Sale Agreement or any other Collateral Agreement, General Mills shall reimburse Buyer for (a) the Wasted Inventory Amount (as defined herein) and (b) all actual costs (which costs are of a nature consistent with the costs incurred by General Mills or its Affiliates prior to the Toledo Plant Closing Date in the ordinary course of business) (the “Buyer Costs”) that Buyer incurs to produce RTS Products at the Toledo Plant from the Toledo Cut Off Date through the RTS Certification Date (if any) in excess of the amount that would have been payable by Buyer pursuant to Section 4(a) of the Co-Pack Agreement had such RTS Products been produced pursuant to the Co-Pack Agreement (such excess, if any, being referred to as the “RTS Make Whole Amount”); provided, that the Buyer Costs shall be determined using cost components consistent with those used to determine the rates for RTS Products payable pursuant to such Section 4(a) of the Co-Pack Agreement, with the cost components for building depreciation, insurance and property Taxes with respect to the Toledo Plant deemed to be equal to such cost components with respect to the Tennessee Plant (and all such cost components shall be allocated between dry mix production at the Toledo Plant and frosting production at the Toledo Plant as follows: labor costs associated with the 33 direct wage dedicated frosting employees are allocated to frosting and the remaining 96 direct wage employees are allocated to dry mix and all other costs shall be allocated 33% to frosting and 67% to dry mix) for purposes of such determination; provided, however, that General Mills shall not be responsible for unusual, extraordinary or incremental expenses at the ready-to-spread portions of the Toledo Plant arising by reason of fire, flood, strikes, lock-outs, labor troubles, new governmental laws or regulations, riots, insurrection, war or other reasons of a like nature; provided further, however, the parties shall cooperate in good faith to ensure that raw materials and packaging costs are not double-counted in the settlement process.  Promptly after the end of each calendar month through the month in which the RTS Certification Date occurs, Buyer shall deliver a statement to General Mills setting forth in reasonable detail the Buyer Costs with respect to the period covered by such statement, the RTS Products produced by it at the Toledo Plant during such period, the amounts that would have been payable for such RTS Products pursuant to Section 4(a) of the Co-Pack Agreement and the RTS Make Whole Amount (if any).  General Mills will pay each RTS Make Whole Amount to Buyer within twenty (20) days after its receipt of each such statement.  General Mills shall have the right, upon reasonable written notice and at its own expense, to review the applicable books and records of Buyer with respect to such statements and to confer with employees of Buyer to review the accuracy of any of such statements (in each case during business hours and without unreasonably disrupting Buyer’s normal operations).  In the event that

General Mills disputes any such statement, General Mills shall notify Buyer in writing of its objections, and Buyer and General Mills shall negotiate in good faith to attempt to resolve such dispute.  The parties agree that (1) the Trustee with the assistance of General Mills will advise Buyer of the raw materials and packaging components that are reasonably necessary for the RTS Conversion pursuant to this Agreement, reasonably in advance of the date such items are needed, (2) Buyer shall make available such raw materials and packaging components, (3) the Trustee and the parties shall cooperate to track the raw materials and packaging components used in connection with the RTS Conversion and to track the number of cases of RTS Products produced during the RTS Conversion, and (4) at the RTS Certification Date, General Mills will promptly reimburse Buyer for the Wasted Inventory Amount.  The “Wasted Inventory Amount” equals the costs of any such raw materials and packaging components to the extent such raw materials and packaging components were used in batches of RTS Products that did not result in saleable cases of RTS Products; provided, however, that the term “Wasted Inventory Amount” is not intended to include the normal raw material losses referred to in the bill of materials for each saleable RTS Product purchased by Buyer, which is part of the product cost charged to Buyer under Section 4(a) of the Co-Pack Agreement.

(h)                                 Amendment of Section 1.3.2.  In Section 1.3.2 of the Conversion Plan Agreement, the reference therein to “the Conversion Date” is hereby replaced with a reference to “the RTS Certification Date”.  Further, the period at the end of the first sentence of such Section 1.3.2 is hereby deleted and replaced with the following:  “provided, that Seller shall have no obligation to supply dry mix Products to Buyer at the Tennessee Plant after January 17, 2003 and at the Toledo Plant after the Toledo Plant Closing Date.”  Further, the following sentence is hereby added to the end of such Section 1.3.2:  “Commencing on the Toledo Plant Closing Date, (x) Buyer shall take over production of dry mix products at the Toledo Plant and (y) ready-to-spread frosting products may be produced at the Toledo Plant in connection with the Certification process.”

(i)                                     Amendment of Section 1.4.1.  Section 1.4.1 of the Conversion Plan Agreement is hereby amended to read in its entirety as follows:

“1.4.1                  Certification.  Notwithstanding any other provision of this Agreement, the Asset Sale Agreement or any other Collateral Agreement, Buyer, Seller and Trustee, and the Supervisory Panel, acknowledge that all aspects of the Conversion were completed prior to execution of the Omnibus Amendment other than related to the RTS Lines and to the extent deemed part of the Conversion, Seller’s obligation pursuant to the second sentence of Section 5.9 of the Asset Sale Agreement.  Upon completion of the Conversion to the extent related to the RTS Lines (the “RTS Conversion”), Seller shall certify in writing (the “Certification”) that (i) the RTS Conversion has been completed in accordance with the requirements of this Agreement and the Conversion Plan, (ii) the Toledo Plant is capable of producing each RTS Product identified on Attachment A to the Co-Pack Agreement (identified on such Attachment as being produced at the Tennessee Plant) in accordance with standards for quality and product identification used as of the Closing Date for the production of such RTS Products at the Tennessee Plant, which standards are set forth and referred to as the “Quality Standards” in Section C(3) of Schedule 1.4, and (iii) the weighted average cost per pound to convert raw materials to finished RTS products (the “Conversion Cost”) at the Toledo Plant at the time of the Certification is no more than the Tennessee Plant as measured for the period 12-months prior to Closing pursuant to the Certification steps outlined in Schedule 1.4 (the “Certification Process”), taking into account the cumulative impact of the following:  (A) total direct and allocated labor costs at the Tennessee Plant as described on Schedule 1.4 and the total direct and allocated labor costs at the Toledo Plant, as described on Schedule 1.4 (the “Labor Costs”), (B) total variable and fixed overhead charges at the Tennessee Plant (excluding allocated headquarter charges and equipment and plant depreciation) and the total variable and fixed overhead at the Toledo Plant (excluding equipment and plant depreciation and allocated headquarter charges) (“Overhead”) and (C) the ability to deliver “System Capability” (as such term is defined in Schedule 1.4, provided, that System Capability shall be determined with reference only to RTS Products) for each RTS Line as identified in Exhibit B to Schedule 1.4, pursuant to the Certification Process set forth in Schedule 1.4.”

(j)                                     Amendment of Section 1.4.2.  The following text is hereby inserted into the last sentence of Section 1.4.2 of the Conversion Plan Agreement between “this Agreement,” and “General Mills”:

“the Supervisory Panel shall, within such five (5) Business Day period, deliver to Buyer, General Mills and the Trustee a written explanation in reasonable detail of the reasons for such determination and”

(k)                                  Amendment of Section 1.4.3.  Section 1.4.3 of the Conversion Plan Agreement is hereby amended to read in its entirety as follows:

“1.4.3                  RTS Certification Date.  The “RTS Certification Date” shall be the earlier of (i) the date the Supervisory Panel approves the Certification or any subsequent Certification or (ii) May 1, 2003.”

(l)                                     Amendment of Section 1.4.4.  Section 1.4.4 of the Conversion Plan Agreement is hereby amended to read in its entirety as follows:

“1.4.4                  Certification Payment.  If the Supervisory Panel has not approved the Certification or any subsequent Certification as provided in this Section 1.4 prior to May 1, 2003, then Seller shall, on May 1, 2003, make a one-time, lump sum payment (the “Certification Payment”) to Buyer in an amount equal to the sum of (X) if a reason that the Supervisory Panel has not approved the Certification is that the Conversion Cost at the Toledo Plant is less favorable than at the Tennessee Plant as described in Section 1.4.1, the greatest of (1) $2,000,000, (2) an amount equal to the actual cost of modifying the Toledo Plant in whatever way is required to assure that the Conversion Cost of the Toledo Plant is less than or equal to the Conversion Cost of the Tennessee Plant, and (3) the net present value of the after-tax amount by which, calculated on an annual basis, the Conversion Cost of the Toledo Plant exceeds the Conversion Cost of the Tennessee Plant to deliver standard production (“Incremental Expense”) divided by eleven (11) percent (“Representative Hurdle Rate”), and (Y) if a reason that the Supervisory Panel has not approved the Certification is that the RTS products at the Toledo Plant do not meet the

Pillsbury Quality Standards as described in Schedule 1.4 that are applicable to RTS products produced at the Tennessee Plant, the greater of (1) $2,000,000 and (2) an amount equal to the actual cost of modifying the Toledo Plant in whatever way is required to assure that the RTS products at the Toledo Plant meet the Pillsbury Quality Standards as described in Schedule 1.4 that are applicable to RTS products produced at the Tennessee Plant.  Such amount referred to in subpart (X)(3) of the immediately preceding sentence shall be calculated pursuant to the following formula:  the Incremental Expense multiplied by a fraction, the numerator of which is 1 minus Buyer’s estimated federal and state tax rate expressed in decimal form, and the denominator of which is the Representative Hurdle Rate.  For purposes of example only, if the Incremental Expense is equal to $100,000, and the estimated tax rate is 40% (or ..4 in decimal form), the one-time payment will be calculated as follows:  $100,000 multiplied by .6 divided by 11%, which equals $545,455.  Notwithstanding anything to the contrary in this Agreement, the Trustee shall in the Trustee’s sole discretion determine whether or not the cost and quality standards referred to in this Section 1.4.4 have been achieved.  The parties agree that the Trustee shall report to the FTC in the same manner as if a consent order were in effect with respect to the transactions contemplated by the Asset Sale Agreement, this Agreement and the other Collateral Agreements, and shall follow procedures that are consistent with the procedures as set forth in prior FTC consent orders.  The parties further agree that the Trustee shall make fully independent judgments and shall not be influenced, directly or indirectly, by the parties.”

(m)                               Amendment of Section 1.6.1.  The following sentence is hereby added to the end of Section 1.6.1 of the Conversion Plan Agreement:

“The parties agree that (i) General Mills has made additional modifications to Line 5 (the “Additional Line 5 Changes”) as set forth on Schedule 1.6; (ii) General Mills will not be required to provide, or cause to be provided, a side-seam gluer for Line 5, at any time, whether prior to or after the Conversion Date, or incur any cost or expense with respect to any such side–seam gluer; and (iii) General Mills has tested Line 5 as set forth in the above proviso in this Section 1.6.1. and will not be required to test or include Line 5 as part of the Certification.”

(n)                                 Addition of Section 1.9.  A new Section 1.9 is hereby added to the Conversion Plan Agreement as follows:

“1.9                           Bag-in-Box.

“1.9.1.  Bag-in-Box Line Specifications.  The parties agree that the Bag-in-Box System has been installed and includes:  (i) a new Bepex/SSOE processing system, substantially similar to the processing systems currently in place on Lines 1 through 4 at the Toledo Plant; (ii) two twin filler/baggers manufactured by Rovema USA; and (iii) a pouch recycling system consistent with the existing pouch recycling systems currently operating on Lines 1 through 4 at the Toledo Plant (the new line that includes the Bag-in-Box System shall be hereinafter referred to as the “Turbo Line”).  General Mills will cancel, or cause to be cancelled, any existing purchase or work orders relating to the purchase and/or installation of the Jones model PK 4000 “Pouch King” filler/bagger and associated equipment to have been provided by R. A. Jones & Company, Inc. and the processing system to have been provided by AZO, Inc.  General Mills has caused the Turbo Line to be built to leave space for the addition of a side-seam gluer by Buyer upon or after the Conversion Date and Buyer will be solely responsible for purchasing and, after the Conversion Date, installing, at its own cost and expense (collectively, the “Side Seam Costs and Expenses”) and at its sole discretion, a side-seam gluer for the Turbo Line.”

(o)                                 Addition of Section 1.10.  A new Section 1.10 is hereby added to the Conversion Plan Agreement as follows:

“1.10                     Line 6.

“1.10.1.  Line 6 Agreement.  The parties agree that the Line 6 processing equipment located at the Toledo Plant as of the date hereof (the “Line 6 Equipment”) shall remain at the Toledo Plant provided that General Mills may remove, or cause to be removed, from Line 6 the peanut butter system and the votated shortening system, as such equipment is described on Schedule 1.10.1; provided, however, that in no event shall Line 6 be tested or included as part of the Certification.  The parties agree that General Mills will not be responsible for providing, or causing to be provided, a side-seam gluer or any other packaging equipment as part of its modifications to Line 6.  The parties acknowledge and agree that Buyer has provided to General Mills a new Ruberg mixer substantially similar to the Ruberg mixer currently in place as part of the Line 6 Equipment.”

(p)                                 Addition of Section 1.11.  A new Section 1.11 is hereby added to the Conversion Plan Agreement as follows:

“1.11                     Special Costs.

“1.11.1.  Additional Modification Costs.  The parties agree that (a) Buyer shall be responsible for the net change in costs and expenses to General Mills as a result of the change from a “Pouch King” system to the Bag-in-Box System and the matters set forth in Sections 1.9 and 1.10 and the last sentence of Section 1.6.1, including any charges relating to (i) the cancellation of any purchase or work orders referred to in Section 1.9.1, (ii) the purchase and installation of the Turbo Line, (iii) the Additional Line 5 Changes as indicated on Schedule 1.6 and (iv) the Line 6 Equipment, up to a maximum amount of $2,000,000 (the “Cap”) and (b) General Mills will be responsible for all such costs and expenses in excess of the Cap.  The parties agree that the Side Seam Costs and Expenses will be considered separate and apart from the Cap and shall be the sole and exclusive responsibility of Buyer.  The parties agree that pursuant to this Section 1.11.1 Buyer owes General Mills $2,000,000 pursuant to this Section 1.11.1 and that Buyer shall pay General Mills such amount in full, without deduction or offset, on the Toledo Cut Off Date.”

(q)                                 Amendment of Section 3.15.  In Section 3.15 of the Conversion Plan Agreement, the reference to “the Conversion Date” is hereby replaced by “the RTS Certification Date.”

(r)                                    Addition of Schedule 1.2.7.  Schedule 1.2.7 to the Conversion Plan Agreement is attached hereto as Exhibit 4 and is hereby added to the Conversion Plan Agreement.

(s)                                  Amendment of Schedule 1.4.  References in Schedule 1.4 to the Conversion Plan Agreement to “Pouch King line” and “Line 6 (Pouch King)” are hereby deleted and replaced with references to “Turbo Line”.

(t)                                    Amendment of Exhibit B to Schedule 1.4.  Exhibit B to Schedule 1.4 of the Conversion Plan Agreement is hereby amended to read in its entirety as set forth on Exhibit 5 hereto.

(u)                                 Addition of Schedule 1.6.  Schedule 1.6 to the Conversion Plan Agreement is attached hereto as Exhibit 6 and is hereby added to the Conversion Plan Agreement.

(v)                                 Addition of Schedule 1.10.1.  Schedule 1.10.1 to the Conversion Plan Agreement is attached hereto as Exhibit 7 and is hereby added to the Conversion Plan Agreement.

4.                                       Transition Services Agreement.

(a)                                  Amendment of Section 1.3.  The following text is hereby added to the end of Section 1.3 of the Transition Services Agreement:

“Notwithstanding anything to the contrary herein, the parties agree that Seller shall provide the Transition Services described on Exhibit 6 to Schedule 1.2 hereto from the date as agreed to by the parties through the Toledo Cut Off Date (the “Extended IT Transition Services”).  Further, for a period ending 30 days after the Toledo Cut Off Date, Seller shall grant to Buyer, at no cost to Buyer, such reasonable access to Seller’s applicable personnel and resources and applicable data as is necessary for Buyer to take over the Transition Services set forth on Exhibit 6 to Schedule 1.2 hereto; provided, that Seller shall not be obligated to provide the Extended IT Transition Services after the Toledo Cut Off Date.”

(b)                                 Amendment of Section 7.15.  In Section 7.15 of the Transition Services Agreement, the following is hereby inserted immediately after the reference therein to “Article 6”:

“, the last sentence of Section 1.3”

(c)                                  Addition of Schedule 1.2, Exhibit 6.  Exhibit 6 to Schedule 1.2 of the Transition Services Agreement is attached hereto as Exhibit 8 and is hereby added to the Transition Services Agreement.

5.                                       Hold Separate Agreement.

(a)                                  Amendment of Section 1.1.  The following text shall be added to clause (A) of Section 1.1 of the Hold Separate Agreement immediately after the comma at the end of such clause:  “provided, that the foregoing obligations of General Mills shall terminate on January 17, 2003 with respect to the portions of the Tennessee Plant related to the production of dry mix products,”.  Further, clause (B) of such Section 1.1 is hereby amended by adding the words “until the Toledo Plant Closing Date” immediately after the words “take such actions”.  Further, clause (E) of such Section 1.1 is hereby amended to read in its entirety as follows:  “(E) take such actions until January 17, 2003 (in the case of equipment not used for the production of ready-to-spread frosting Products) or the RTS Certification Date (in the case of equipment used for the production of ready-to-spread frosting Products), as applicable, in a good workmanship manner as are reasonably necessary to maintain in good working order the existing manufacturing equipment necessary for the production of retail Products at the Tennessee Plant, including maintaining the physical condition and viability of such equipment,”.  Further, clause (G) of Section 1.1 is hereby amended to read in its entirety as follows:  “(G) to cause the Third-Party Co-Packer, until the Toledo Plant Closing Date in the case of dry mix Products and until the RTS Certification Date in the case of ready-to-spread frosting Products, to manufacture and deliver to Buyer, in a timely manner, under reasonable terms and conditions, and at prices equal to or below those guaranteed by General Mills, a supply of retail Products that is no less than Buyer’s forecasted requirements of retail Products except to the extent a lesser amount is requested by Buyer, in each case pursuant to the Co-Pack Agreement, Conversion Plan Agreement and Asset Sale Agreement,”.

(b)                                 Amendment of Section 1.2.1.  In Section 1.2.1 of the Hold Separate Agreement, the reference therein to “the Toledo Plant Closing Date” is hereby replaced with a reference to “the RTS Certification Date”.

(c)                                  Amendment of Section 1.5.1.  In Section 1.5.1 of the Hold Separate Agreement, the reference therein to “the Toledo Plant Closing Date” is hereby replaced with a reference to “the RTS Certification Date”.

6.                                       Trust Agreement.

(a)                                  Amendment of Section 14.  In Section 14 of the Trust Agreement, the reference to “the Toledo Plant Closing Date” is hereby replaced with a reference to “the RTS Certification Date”.

7.                                       Effectiveness; Successors.  Except as expressly amended hereby, the terms and conditions of the Asset Sale Agreement, the Co-Pack Agreement, the Conversion Plan Agreement, the Transition Services Agreement, the Hold Separate Agreement and the Trust Agreement shall remain in full force and effect.  This Amendment shall be binding upon the parties hereto and their successors and permitted assigns.  This Amendment shall be effective as of the date first written above.

8.                                       Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

9.                                       Counterparts.  This Amendment and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

10.                                 Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

11.                                 Actions and Proceedings.  General Mills, Pillsbury (as applicable) and Buyer hereby irrevocably consent to the exclusive jurisdiction and venue of the Courts of the State of Minnesota and the United States District Court for the District of Minnesota in connection with any action or proceeding arising out of this Amendment to the extent relating to the Asset Sale Agreement, the Collateral Agreements amended by this Amendment or the Hold Separate Agreement.  Buyer irrevocably appoints Buyer’s General Counsel as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto.  Sellers hereby appoint General Mills’ General Counsel as their authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto.  Buyer, General Mills and the Trustee hereby irrevocably consent to exclusive confidential binding arbitration in Minneapolis before the American Arbitration Association under its Commercial Arbitration Rules in connection with any action or dispute relating to or arising out of this Amendment to the extent relating to the Trust Agreement.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

GENERAL MILLS, INC.

By:	/s/ Jim Getchell
Name: Jim Getchell
Title: Vice President

THE PILLSBURY COMPANY

By:	/s/ Daniel I. Malina
Name: Daniel I. Malina
Title: Vice President

INTERNATIONAL MULTIFOODS CORPORATION

By:	/s/ Randall W. Cochran
Name: Randall W. Cochran
Title: Vice President, Supply Chain

SEBESTA BLOMBERG & ASSOCIATES, INC.

By:	/s/ Edward D. Snouwaert
Name: Edward D. Snouwaert
Title: Division Leader

S-1

Exhibit 1

Section 2.10 of the Asset Sale Agreement

Section 2.10                                Toledo Cut Off Date Inventory

(a)                                  On the Toledo Cut Off Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its Affiliates to sell, convey, transfer and assign to Buyer, all finished goods (if any and without any duplication of products paid or to be paid for by Buyer pursuant to Section 1.2.8 of the Conversion Plan Agreement) and other inventory (including raw material, packaging and work-in-process inventory) at the Toledo Plant as of the Toledo Cut Off Date owned by General Mills for use of the Business (the “Toledo Cut Off Date Inventory”).  Within thirty (30) days following the Toledo Cut Off Date, General Mills shall prepare and deliver to Buyer a statement setting forth the type and value of such Toledo Cut Off Date Inventory, as of the Toledo Cut Off Date, to be transferred and assigned to Buyer on the Toledo Cut Off Date, which statement shall be derived from a physical taking of such Toledo Cut Off Date Inventory as of the Toledo Cut Off Date and shall be prepared in a manner consistent with the Inventory Standards (the “Toledo Cut Off Date Inventory Statement”).  Buyer and General Mills shall jointly conduct such physical inventory (which may begin prior to the Toledo Cut Off Date) at mutually convenient times, provided, that such physical inventory shall not unreasonably or materially disrupt the operations of the Toledo Plant, and General Mills shall observe all policies of Buyer with respect to plant visits.  Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the reconciliation of such Toledo Cut Off Date Inventory in connection with the preparation of the Toledo Cut Off Date Inventory Statement.  Buyer shall provide General Mills and its accountants full access to the books and records, to any other information, including work papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for General Mills to prepare the Toledo Cut Off Date Inventory Statement, to respond to the Buyer’s Toledo Cut Off Date Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.10(c).

(b)                                 Buyer shall, within thirty (30) days after the delivery by General Mills of the Toledo Cut Off Date Inventory Statement, complete its review thereof.  After delivery of the Toledo Cut Off Date Inventory Statement, General Mills shall maintain and provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Sellers, in each case used in the preparation of the Toledo Cut Off Date Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer’s Toledo Cut Off Date Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.10(c).  The Toledo Cut Off Date Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified General Mills in writing within thirty (30) days after delivery of the Toledo Cut Off Date Inventory Statement of any objection thereto (the “Buyer’s Toledo Cut Off Date Objection”).  The Buyer’s Toledo Cut Off Date Objection shall set forth a description of the basis of the Buyer’s Toledo Cut Off Date Objection and the adjustments to the value of such Toledo Cut Off Date Inventory reflected on the Toledo Cut Off

Date Inventory Statement that Buyer believes should be made.  Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

(c)                                  If General Mills and Buyer are unable to resolve all of their disputes with respect to the Toledo Cut Off Date Inventory Statement within thirty (30) days following General Mills’ receipt of the Buyer’s Toledo Cut Off Date Objection to such Toledo Cut Off Date Inventory Statement pursuant to Section 2.10(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, provided that the CPA Firm’s determination as to any item set forth in Buyer’s Toledo Cut Off Date Objection shall not be more beneficial to General Mills than the determination of that item by General Mills in the Toledo Cut Off Date Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer’s Toledo Cut Off Date Objection.  Any expenses relating to the engagement of the CPA Firm shall be shared equally by General Mills, on the one hand, and Buyer, on the other hand.  General Mills and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Toledo Cut Off Date Inventory Statement.

(d)                                 The Toledo Cut Off Date Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer’s Toledo Cut Off Date Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.10(b) hereof, (ii) agreement in writing by General Mills and Buyer that the Toledo Cut Off Date Inventory Statement, together with any modifications thereto agreed to by General Mills and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Toledo Cut Off Date Inventory Statement.  The Toledo Cut Off Date Inventory Statement, as submitted by General Mills if no timely Buyer’s Toledo Cut Off Date Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the “Final Toledo Cut Off Date Inventory Statement.”

(e)                                  Within ten (10) Business Days following issuance of the Final Toledo Cut Off Date Inventory Statement, the payment payable pursuant to this Section 2.10(e) (the “Toledo Cut Off Date Payment”) and interest thereon shall be paid by Buyer to General Mills by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by General Mills.  The Toledo Cut Off Date Payment shall be equal to the value of the Toledo Cut Off Date Inventory as reflected on the Final Toledo Cut Off Date Inventory Statement.  The Toledo Cut Off Date Payment shall bear interest from the Toledo Cut Off Date to the date of payment at the Toledo Cut Off Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Toledo Cut Off Date Payment.

2

Exhibit 2

Section 2.10A of the Asset Sale Agreement

2.10A                 RTS Certification Date Inventory.

(a)                                  On the RTS Certification Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its Affiliates to sell, convey, transfer and assign to Buyer, all raw material, packaging and work-in-process inventory in the nature of, or primarily related to, ready-to-spread frosting products held by General Mills at the Tennessee Plant for use of the Business (the “RTS Certification Date Inventory”).  General Mills shall deliver the RTS Certification Date Inventory to the Toledo Plant within five (5) Business Days after the RTS Certification Date and bear the risk of loss until such delivery.  Within thirty (30) days following the RTS Certification Date, General Mills shall prepare and deliver to Buyer a statement setting forth the type and value of such RTS Certification Date Inventory, as of the RTS Certification Date, to be transferred and assigned to Buyer on the RTS Certification Date, which statement shall be derived from a physical taking of such RTS Certification Date Inventory as of the RTS Certification Date and shall be prepared in a manner consistent with the Inventory Standards (the “RTS Certification Date Inventory Statement”). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such RTS Certification Date Inventory (which may begin prior to the RTS Certification Date) in connection with the preparation of the RTS Certification Date Inventory Statement.  Buyer shall provide General Mills  and its accountants full access to the books and records, to any other information, including work papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for General Mills to prepare the RTS Certification Date Inventory Statement, to respond to the Buyer’s RTS Certification Date Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.10A(c).

(b)                                 Buyer shall, within thirty (30) days after the delivery by General Mills of the RTS Certification Date Inventory Statement, complete its review thereof.  After delivery of the RTS Certification Date Inventory Statement, General Mills shall maintain and provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Sellers, in each case used in the preparation of the RTS Certification Date Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer’s RTS Certification Date Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.10A(c).  The RTS Certification Date Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified General Mills in writing within thirty (30) days after delivery of the RTS Certification Date Inventory Statement of any objection thereto (the “Buyer’s RTS Certification Date Objection”).  The Buyer’s RTS Certification Date Objection shall set forth a description of the basis of the Buyer’s RTS Certification Date Objection and the adjustments to the value of such RTS Certification Date Inventory reflected on the RTS Certification Date Inventory Statement that Buyer believes should be made.  Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

(c)                                  If General Mills and Buyer are unable to resolve all of their disputes with respect to the RTS Certification Date Inventory Statement within thirty (30) days following General Mills’ receipt of the Buyer’s RTS Certification Date Objection to such RTS Certification Date Inventory Statement pursuant to Section 2.10A(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, provided that the CPA Firm’s determination as to any item set forth in Buyer’s RTS Certification Date Objection shall not be more beneficial to General Mills than the determination of that item by General Mills in the RTS Certification Date Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer’s RTS Certification Date Objection.  Any expenses relating to the engagement of the CPA Firm shall be shared equally by General Mills, on the one hand, and Buyer, on the other hand.  General Mills and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the RTS Certification Date Inventory Statement.

(d)                                 The RTS Certification Date Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer’s RTS Certification Date Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.10A(b) hereof, (ii) agreement in writing by General Mills and Buyer that the RTS Certification Date Inventory Statement, together with any modifications thereto agreed to by General Mills and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such RTS Certification Date Inventory Statement.  The RTS Certification Date Inventory Statement, as submitted by General Mills if no timely Buyer’s RTS Certification Date Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the “Final RTS Certification Date Inventory Statement.”

(e)                                  Within ten (10) Business Days following issuance of the Final RTS Certification Date Inventory Statement, the payment payable pursuant to this Section 2.10A(e) (the “RTS Certification Date Payment”) and interest thereon shall be paid by Buyer to General Mills by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by General Mills.  The RTS Certification Date Payment shall be equal to the value of the RTS Certification Date Inventory as reflected on the Final RTS Certification Date Inventory Statement.  The RTS Certification Date Payment shall bear interest from the RTS Certification Date to the date of payment at the RTS Certification Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such RTS Certification Date Payment.

Exhibit 3

Sections 8.4(a) and (b) of the Asset Sale Agreement

8.4                                 Toledo Plant Closing.

(a)                                  The closing of the purchase and sale of the Toledo Plant Assets (the “Toledo Plant Closing”) shall be held at 10:00 a.m. local time at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesotaon January 27, 2003 or such other date and time as the parties may agree (the “Toledo Plant Closing Date”).  Notwithstanding any other provision hereof, there shall be no conditions to the occurrence of the Toledo Plant Closing.

(b)                                 At the Toledo Plant Closing, (i) General Mills shall, and shall cause General Mills Operations to, deliver appropriately executed instruments of sale, assignment, transfer and conveyance (including a limited warranty deed; an affidavit of title; notices of transfer addressed to utility companies, parties to the Toledo Plant Assigned Contracts and the Toledo Plant Dividable Contracts and other applicable parties; a settlement statement summarizing the prorations described in Section 8.4(c) below; assignments of any assignable warranties relating to the roof or equipment which are a part of the Toledo Plant; and other customary transfer instruments in connection with the real property portions of the Toledo Plant) in each case in form and substance reasonably satisfactory to Buyer and Sellers and their respective counsel, evidencing and effecting the sale and transfer to Buyer of all of Sellers’ and General Mills Operations’ right, title and interest in and to the Toledo Plant Assets (other than Excluded Toledo Assets) and any equipment located at the Toledo Plant to be assigned to Buyer pursuant to Section 1.1 of the Conversion Plan Agreement that has not theretofore been assigned to Buyer, it being understood that such instruments shall not require General Mills, its Subsidiaries or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement; (ii) General Mills and Buyer shall deliver to one another certificates, evidence of authority and (in the case of General Mills) a FIRPTA affidavit substantially similar to those which were delivered at the Closing pursuant to subparts (d), (e) and (f) of Section 8.1, in form and substance reasonably acceptable to Buyer and General Mills, with respect to the purchase and sale of the Toledo Plant Assets; (iii) General Mills shall deliver to Buyer legal and actual possession of the Toledo Plant (subject, however to the lease described in Section 8.4(d), if applicable), including keys and any maintenance records and plans and specifications in Sellers’ possession relating to the physical condition of the Toledo Plant (to the extent they do not include confidential information with respect to Sellers’ cereal-related operations); and (iv) General Mills shall deliver to Buyer evidence of General Mills’ satisfaction of requirements 5 and 8 set forth in Schedule B-Section 1 of the Title Commitment.  Buyer agrees irrevocably and unconditionally that, if the Toledo Plant Closing shall have occurred, Buyer shall, (a) on each of March 3, 2003 and September 1, 2003 (or, if the Toledo Plant Closing occurs after March 3, 2003, on each of the Toledo Plant Closing Date and the 180th day after the Toledo Plant Closing Date), deliver to General Mills by wire transfer to the bank account or bank accounts per the wire transfer instructions on Schedule 8.1(a) hereto, immediately available funds in an aggregate amount equal to one-half of the Toledo Plant Purchase Price (as adjusted pursuant to Section 8.4(c)) and (b) on March 3, 2003, deliver to General Mills by wire transfer to the bank account or bank accounts per the wire transfer instructions on Schedule 8.1(a) hereto, immediately available funds in an aggregate amount equal to the payment (the “Conversion Plan Payment”) owed by Buyer to General Mills pursuant to Section 1.11.1 of the Conversion Plan Agreement.  Buyer agrees that it shall pay the Toledo Plant Purchase Price and the Conversion Plan Payment in full, without deduction or offset, pursuant to the terms set forth in the immediately preceding sentence and that Buyer in no event shall refuse to pay the amount due on either such payment date in full on such date or attempt to set off against such amount any claims Buyer may have against either Seller.

Exhibit 4

Schedule 1.2.7 to Conversion Plan Agreement

RTS Lines Project

The division of cost responsibility for the purchase and installation of the remedial and enhancement modification of the RTS Lines shall be as described below.  “GMI” means General Mills and “IMC” means Buyer.  The work associated with this project shall be executed under one schedule and comprise one project.  The parentheses indicate the party responsible for payment.

SUGAR SYSTEM

•                  Upgrade sugar system in accordance with Boedecker proposals BC02197 Rev. 3 and BC03008 Rev. 0.  All work to be completed concurrently with other remediation work except for the installation of the 4 NU-Con rotary valves, which shall arrive by March 21 and be installed as soon as practical.  (GMI with IMC contribution of $150,000)

BULK LIQUID STORAGE

•                  Shortening tank modifications COMPLETE (GMI)

•                  Provide one additional corn syrup tank, in progress (GMI)

MIX DECK

•                  Modify agitators to vertical mount (GMI)

•                  Provide one new Tri-blender stack-up and provision for quick insertion into system.  (IMC)

•                  Provide valves and piping to allow transfer between lines 7 and 8 mix kettles (IMC)

FINISHING

•                  Change homogenizer shieve sizes to increase throughput (GMI)

•                  Install VFD for homogonizer, provide manual speed control function on panelview (GMI)

•                  Install 2 additional contherms per bank (1 set purchased by GMI, other by IMC)

•                  Upgrade homogonizer seals (GMI)

•                  Add recirc loop after homogenzier (IMC)

•                  Provide separate control loop for new contherms (GMI pays for 1; IMC pays for 1)

•                  Install 2 re-heat contherms (GMI pays for 1; IMC pays for 1)

•                  Modify existing supply system to feed two Autoprod fillers including crossover capability (GMI)

•                  Included in scope and on the same installation schedule, all components necessary to allow automatic crossover operation (IMC)

PACKAGING

•                  New Autroprod filler.  Operating philosophy is to run each Autoprod at 150, total combined throughput of both fillers is 300 tubs/minute max T (GMI)

•                  Existing filler to be examined for wear and improper field modifications and repaired as required (IMC)

•                  Add servo drives to both fillers at discharge valve (IMC)

•                  Purchase and install checkweigher and conveyors to transfer tubs to the existing accumulation table (GMI)

•                  Relocate the capper accumulation table, traypacker and overwrapper to accommodate the new Autoprod (GMI)

•                  Install tub handling equipment to provide an adequate supply of empty tubs to the Autoprod (GMI)

•                  Provide bar code scanning to match line rates and allow for proper accumulation clearing (GMI)

CIP

•                  Provide CIP capability to second Autoprod and provide 3” CIP return lines from both fillers (GMI)

•                  Optimize CIP system (IMC)

OTHER SCOPE

•                  Other scope items that are necessary to run chocolate, particulate and any other untested products at prescribed throughputs.  (GMI)

•                  Mettler scale system for weight control similar to system and components that are present at Murfreesboro plant.  (GMI)

Exhibit 5

Exhibit B to Schedule 1.4 of Conversion Plan Agreement

RTS Performance Test Schedule

The RTS certification schedule, after modifications, is as follows:

RTS System 1

Week 1

•	76080 Vanilla	10 shifts	70,000 cases

•	76310 Funfetti	5 shifts	35,000 cases

Week 2

•	76060 Coconut Pecan	15 shifts	94,500 cases

Week 3

•	76040 Milk Chocolate	6 shifts	42,000 cases

•	76460 Chocolate	4 shifts	28,000 cases

•	76050 Chocolate Fudge	5 shifts	35,000 cases

Aggregate Total

		Retail Cases	304,500 cases

Anytime, through the end of Week 3

RTS System 2

				Shifts

142 gram	CHOC FUDGE BRN POUCH	359,800	pouches	9.00

37003	FOODSERVICE FUDGE	7,200	pails	6.00

		367,000		15.00

SUM TOTAL

Retail Tubs (cases):	304,500

Pouches:	359,800

Foodservice Pails:	7,200

The parties agree that the portion of the RTS Certification with respect to RTS System 2 (1) may be run at anytime from the date hereof through the end of Week 3, and (2) does not need to be run continuously (i.e., certain shifts can be run at one period of time, including at night or on the weekends, and other shifts can be run at other times).  The parties also agree that with respect to the portion of the RTS Certification with respect to RTS System 2 the parties may mutually agree to modify the allocation of shifts among pails, on the one hand, and pouches, on the other hand.

Exhibit 6

Schedule 1.6 to Conversion Plan Agreement

Additional Line 5 Changes

Modifying air deck

Replacing case packer

Replacing unitizer

Adding carton spinner and lane diverter

Cartoner & Haysenn change parts to run size 1, 4, 5 & 6

Process: providing additional shortening capability

These modifications will enable Line 5 to produce the following SKUs:

Line 5 Production Capabilities

1800073030                                    PB BREAD CARROT

1800073070                                    PB BREAD LEMON POPPY

1800079480                                    PB BREAD BANANA

1800079530                                    PB BREAD APPLE CINNAMON

1800079590                                    PB BREAD PUMPKIN

1800070030                                    PB CAKE MST SUP BANANA

1800070040                                    PB CAKE MST SUP STRWBRY

1800070050                                    PB CAKE MST SUP BTTR YLLW

1800070080                                    PB CAKE MST SUP YELLOW

1800070090                                    PB CAKE MST SUP LEMON

1800070100                                    PB CAKE MST SUP WHITE

1800070340                                    PB CAKE MST SUP FRNCH VAN

5193310870                                    GINGER EVANS WHITE CK MX

5193310880                                    GINGER EVANS YLW CK MX

1800070110                                    PB CAKE MST SUP GERM CHOC

1800070120                                    PB CAKE MST SUP DVLS FD

1800070140                                    PB CAKE MST SUP DARK CHOC

1800070180                                    PB CAKE MST SUP BTTR CHOC

1800070580                                    PB CAKE MST SUP CHOCOLATE

5193310890                                    GINGER EVANS DVLS FD CK

Exhibit 7

Schedule 1.10.1 to Conversion Plan Agreement

Line 6 Equipment To Be Removed

Process

100 gal agitated, jacketed stainless tank, Groen Div, serial #117091
250 gal jacketed stainless tank, Mueller, serial # F-41256-2
Qty 3 - Graco drum pumps, model 625-794
Cherry-Burrell Votator skid with attached electrical panel
Compressor unit with 3 fans
Vilter refrigeration compressor 350ES
Vessel with recovered R-22 refrigerant
250 gal non-jacket SS tank.
Qty 3 - Spare parts crates (4’x4’x2’)
Drum Crusher (bailer)
Qty 2 - Domino laser code daters with elect. Panels
3 Steel bartlelt platforms
10 HP Waukesha pump skid
3 HP Waukesha pump skid

Packaging

All Packaging equipment will be removed.

Exhibit 8

Exhibit 6 to Schedule 1.2 of Transition Services Agreement

See attached.

Transition Services Agreement Extension:	Schedule 1.2
Exhibit 6
I/T Extension Workstream	revised 12/9/02

Seller will provide the following transitional services for a period from December 1, 2002 through the Toledo Cut Off Date, unless an earlier date is indicated below. On a weekly basis, the on-going charges defined will be billed at 1/52nd of the annual rate.  Pass through and one-time costs will be billed at actual rates to IMC. All payments due to GMI shall be paid as an offset via the monthly settlement process.

	Workstream	Description of service	Future State	Transition Service Fee (annualized)	Weekly Fee	Seller’s Leader	IMC Leader

1	Customer Service	Strategic customer service, customer financial settlement, collections.	IMC manages order processing function.	$420,000	$8,077	Sue Phillips	Kim Brunner

2	A&SP Finance	A&SP budget and expense tracking, reporting using Pillsbury A&SP system.	Trade, advertising and consumer spending on IMC system.	$49,000	$942	Nick Esch	Brenda McCormick
				pass through all A&SP actual expense

3	Accounts Payable	Accounts payable processed on a FIFO basis pooled with other General Mills payables. IMC will provide accounting resource approval for DSP bills hitting DSP cost centers/balance sheet.	IMC assumes A/P processing.	$150,000	$2,885	Don Blue	John Byom
				pass through all DSP specific A/P activity

4	I/T services	Summary:	IMC converts to own instance of SAP			Joe Lape	Mark Thome
		North American Operations (NAO): data center costs, DRP, mainframe & network		$1,980,380	$38,084

		Business Process Systems (BPS): SAP, software maintenance, supply chain and customer service infrastructure		$2,168,074	$41,694

		PC Support: $4,735 / user / year (assumes 100 users)		$473,500	$9,106	* Will pull once PC’s assigned to IMC

5	Treasury	Manage cash received by DSP into Seller’s bank. Sweep cash to DSP on periodic basis. Includes bank fees.	IMC collects cash into own bank account	$40,000	$769	Kim Christ	John Byom

6	Corporate Accounting	Comparison reporting: actuals versus plan and forecast. Month end close activity, creation of financial reports, sales journal support.	IMC consolidates data, reporting and closes month.	$60,000	$1,154	Janet Siebold	Lisa Deverell

7	Corporate G&A accounting	Report and reconcile G&A, selling, brokerage	IMC manages G&A budgets and reporting	$20,000	$385	Janet Siebold	Lisa Deverell

8	Operations Finance	Operations accounting and control services including contract pack, transportation and warehouse accounting, procurement cost accounting and control, and manufacturing systems support at plants.	IMC assumes operations accounting as they start up SAP	$230,000	$4,423	Scott Takekawa	Lisa Deverell

9	Procurement	Establish raw material purchasing contracts for DSP. Includes commodities, minor ingredients and packaging	IMC assumes purchasing function upon the startup of SAP	$325,000	$6,250	Curt White	Don Mastro
				raw material costs handled in co-pack standard and variable rate structure.

10	In-bound freight	Establish inbound lanes and schedule carriers to bring in raw materials to plants.	IMC assumes inbound logistics	$10,000	$192	Todd Schultz	Don Mastro
				pass through actual in-bound freight

11	Sku Specifications	Use of the electronic specification system (REX)	IMC receives hard copy specification documentation on January 10, 2003.	$5,000	$96	Ruth Petran	Dennis Brown

12	Out-bound Transportation	Load tendering to carriers, load consolidation, service tracking and follow-up, carrier performance measurement: plant to DC only	IMC tenders outbound loads, consolidation and carrier performance	$180,000	$3,462	Dave Magness	Dennis Brown
				pass through actual out-bound freight

					$117,518